As filed with the Securities and Exchange Commission on August 30, 2001                Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Conexant Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	25-1799439
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4311 Jamboree Road Newport Beach, California (Address of principal executive offices)	92660-3095 (Zip code)

Conexant Systems, Inc.
2001 Employee Stock Purchase Plan
(Full title of the plan)

Dennis E. O’Reilly, Esq.
Senior Vice President, General Counsel
and Secretary
Conexant Systems, Inc.
4311 Jamboree Road
Newport Beach, California 92660-3095
(Name and address of agent for service)

(949) 483-4600
(Telephone number, including area code, of agent for service)

Copy to:
Frederick T. Muto, Esq.
Cooley Godward LLP
4401 Eastgate Mall
San Diego, California 92121-9109
(858) 550-6000

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification Of Directors And Officers.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
EXHIBIT 5.1
EXHIBIT 23.1
EXHIBIT 99.1

CALCULATION OF REGISTRATION FEE

Title of Each Class of		Proposed Maximum	Proposed Maximum
Securities to be		Offering	Aggregate	Amount of
Registered	Amount to be Registered (1)	Price per Unit (2)	Offering Price (2)	Registration Fee

Common Stock, par value $1.00 per share (including the associated Preferred Share Purchase Rights)	5,000,000 shares	$11.85	$59,250,000	$14,813

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also registers such additional shares of the Registrant’s Common Stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act. The price per unit and aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock on August 29, 2001, as reported on The Nasdaq Stock Market Inc. National Market System.

2.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, which have been filed with the Securities and Exchange Commission (“SEC”), are incorporated herein by reference:

     (a)  Our Annual Report on Form 10-K for the fiscal year ended September 30, 2000 (including the portions of our Proxy Statement for the 2001 Annual Meeting of Shareowners that are incorporated therein by reference);

     (b)  Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2000, March 31, 2001 and June 30, 2001;

     (c)  Our Current Reports on Form 8-K filed on October 3, 2000, March 27, 2001 and May 29, 2001; and

     (d)  The description of our Common Stock which is contained in Item 11 of the Registration Statement on Form 10, as amended (Registration No. 000-24923), including any amendment or report filed for the purpose of updating such description.

     All reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in and to be a part of this registration statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 5. Interests of Named Experts and Counsel.

     Jasmina Theodore Boulanger, Esq., who has passed upon the legality of any newly issued shares of our Common Stock covered by this Registration Statement, is Associate General Counsel and Assistant Secretary of Conexant Systems, Inc. (the “Company”).

Item 6. Indemnification Of Directors And Officers.

     The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the monetary liability of directors for breach of their fiduciary duty of care, subject to certain limitations. Our restated certificate of incorporation provides that our directors are not liable to the Company or its shareowners for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Company or its shareowners, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock or (d) for any transaction from which a director derived an improper personal benefit. The Delaware General Corporation Law permits indemnification of directors, officers, employees and agents subject to certain limitations. Our by-laws and the appendix thereto provide for the indemnification of our directors, officers, employees and agents to the extent permitted by Delaware law. Our directors and officers are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

3.

Item 8. Exhibits.

Exhibit
Number	Description

4.1	Restated Certificate of Incorporation of the Registrant. (1)

4.2	Amended By-Laws of the Registrant. (2)

4.3	Specimen Certificate for the Registrant’s Common Stock. (3)

4.4	Rights Agreement, dated as of November 30, 1998, by and between the Registrant and ChaseMellon Shareholder Services, L.L.C., as rights agent. (2)

4.5	First Amendment to Rights Agreement, dated as of December 9, 1999, by and between the Registrant and ChaseMellon Shareholder Services, L.L.C., as rights agent. (4)

5.1	Opinion of Jasmina Theodore Boulanger, Esq.

23.1	Consent of Deloitte & Touche LLP, independent auditors.

23.2	Consent of Jasmina Theodore Boulanger, Esq. Reference is made to Exhibit 5.1.

24	Power of Attorney. Reference is made to page 6.

99.1	Conexant Systems, Inc. 2001 Employee Stock Purchase Plan.

(1)  Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, as amended through the date hereof, and incorporated herein by reference.

(2)  Filed as an exhibit to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-68755), originally filed on December 11, 1998, as amended through the date hereof, and incorporated herein by reference.

(3)  Filed as an exhibit to the Registrant’s Registration Statement on Form 10 (File No. 000-24923), originally filed on September 28, 1998, as amended through the date hereof, and incorporated herein by reference.

(4)  Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 1999, as amended through the date hereof, and incorporated herein by reference.

Item 9. Undertakings.

1.	The undersigned registrant hereby undertakes:

     (a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in

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the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (b)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

5.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California on August 30, 2001.

CONEXANT SYSTEMS, INC.

By:	/s/ Dennis E. O’Reilly

Dennis E. O’Reilly
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dennis E. O’Reilly and Jasmina Theodore Boulanger, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement and any subsequent Registration Statement to be filed by Conexant Systems, Inc. pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

6.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dwight W. Decker Dwight W. Decker	Chairman of the Board and Chief Executive Officer (Principal Executive Officer) and Director	August 30, 2001

/s/ Donald R. Beall Donald R. Beall	Director	August 30, 2001

/s/ Richard M. Bressler Richard M. Bressler	Director	August 30, 2001

/s/ Balakrishnan S. Iyer Balakrishnan S. Iyer	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 30, 2001

/s/ J. Scott Blouin J. Scott Blouin	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	August 30, 2001

7.

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Restated Certificate of Incorporation of the Registrant. (1)

4.2	Amended By-Laws of the Registrant. (2)

4.3	Specimen Certificate for the Registrant’s Common Stock. (3)

4.4	Rights Agreement, dated as of November 30, 1998, by and between the Registrant and ChaseMellon Shareholder Services, L.L.C., as rights agent. (2)

4.5	First Amendment to Rights Agreement, dated as of December 9, 1999, by and between the Registrant and ChaseMellon Shareholder Services, L.L.C., as rights agent. (4)

5.1	Opinion of Jasmina Theodore Boulanger, Esq.

23.1	Consent of Deloitte & Touche LLP, independent auditors.

23.2	Consent of Jasmina Theodore Boulanger, Esq. Reference is made to Exhibit 5.1.

24	Power of Attorney. Reference is made to page 6.

99.1	Conexant Systems, Inc. 2001 Employee Stock Purchase Plan.

(1)  Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, as amended through the date hereof, and incorporated herein by reference.

(2)  Filed as an exhibit to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-68755), originally filed on December 11, 1998, as amended through the date hereof, and incorporated herein by reference.

(3)  Filed as an exhibit to the Registrant’s Registration Statement on Form 10 (File No. 000-24923), originally filed on September 28, 1998, as amended through the date hereof, and incorporated herein by reference.

(4)  Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 1999, as amended through the date hereof, and incorporated herein by reference.

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